Exhibit 10.1

Greg Hanson

General Manager & Chief Operating Officer

January 28, 2011

Dear Greg:

I would like to take this opportunity to thank you for your efforts in 2010 for TREE.COM, INC. (“Tree”) and its Related Companies.  In recognition of those efforts, Tree.com BU Holding Company, Inc. (the “Company”) hereby awards to you fifty (50) shares of the Company’s Class B Common Stock subject to the terms, conditions and restrictions set forth in this letter and the attached Standard Terms and Conditions (the “Restricted Shares”).  All capitalized terms used in this letter that are not otherwise defined shall have the meaning set forth in the Standard Terms and Conditions.  In the event of any conflict between the terms of this letter and the Standard Terms and Conditions, the terms set forth in this letter shall govern.

The “Grant Date” of your Restricted Shares shall be January 28, 2011 and you will become 100% vested in the Restricted Shares on the third anniversary of the Grant Date (the “Vesting Date”) provided that you are continuously employed by Tree or its Related Companies through the Vesting Date, as described in the Standard Terms and Conditions.  Notwithstanding anything to the contrary in the Standard Terms and Conditions, the Company Repurchase Right and your Sale Right (as described under the applicable sections of the Standard Terms and Conditions) shall first become effective following the Vesting Date.  As such, the Fair Value of your Restricted Shares shall be determined following the Vesting Date in the manner described in the Standard Terms and Conditions.  For purposes of clarity, upon the happening of an Early Vesting Event, the Fair Value of your vested Restricted Shares shall not be determined prior to the Vesting Date and the Company Repurchase Right and your Sale Right shall not become effective until after the Vesting Date.  Upon becoming effective, the Company Repurchase Right and your Sale Right shall be governed by the applicable sections of the Standard Terms and Conditions.

For purposes of determining Fair Value in connection with the Company Repurchase Right and your Sale Right, it is anticipated that the Company’s EBITDA will be that which is directly attributable to the www.tree.com website. EBITDA directly attributable to the assets acquired by Tree from morefocus group, inc. shall also be included in the calculation of the Company’s EBITDA.

Please note that your employment by Tree and its Related Companies is on an “at will” basis.  Neither this letter nor the Standard Terms and Conditions create an employment contract or affect the right of Tree to terminate your employment, or change the terms and conditions of such employment, at any time without notice.

Please sign below to acknowledge your acceptance of this award of Restricted Shares and the terms, conditions and restrictions set forth in this letter and in the attached Standard Terms and Conditions.

ACCEPTED AND AGREED

Greg Hanson